Exhibit 10.6

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 12, 2016 by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and David Brennan (the “Employee”).
WITNESSETH
WHEREAS, the Company agrees to employ the Employee on an interim basis during the Company’s search for a permanent Chief Executive Officer, subject to the terms and conditions contained in this Agreement; and
WHEREAS, the Employee agrees to accept employment with the Company, subject to the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Employment Duties and Acceptance.
(a)    The Company hereby employs the Employee, for the Interim Term (as hereinafter defined), to render full-time services to the Company as Interim Chief Executive Officer (“Interim CEO”) and to perform such duties commensurate with such office or other office as the Employee shall reasonably be directed by the Company to perform. The Employee hereby accepts such employment and agrees to render the services described above. In his capacity as Interim CEO the Employee shall report to the Board of Directors of the Company (the “Board”). During the Interim Term, the Company expects that Employee will also continue to serve as a Director on the Board.
(b)    During the Interim Term, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full time employee, it is understood that the Employee, with consent of the Board, may (1) have non full-time academic appointments; (2) participate in professional activities; (3) publish academic articles; (4) participate in community and/or philanthropic activities; and (5) serve on a board of directors, governing body, or in any other capacity with a company or organization engaged in activities unrelated to the business of the Company and may receive compensation in exchange for such service (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Employee’s duties to the Company or create a conflict of interest for the Employee. The Employee shall perform Employee’s duties in compliance with (i) this Agreement, (ii) all applicable laws and regulations, and (iii) Company’s policies and practices, including its Employee Code of Ethics and Business Conduct, Equal Opportunity and Anti-Harassment policies, and compliance policies.

2.	Term of Employment.

(a)    The term of the Employee’s interim employment under this Agreement shall commence as of December 12, 2016 (the “Effective Date”) and shall end the sooner of twenty-six (26) weeks after the Effective Date and the date on which a permanent successor CEO is hired and commences employment with the Company, unless sooner terminated as described in Section 2(b). Unless notice is given by the Employee or the Company at least thirty (30) days prior to the expiration of the Term of this Agreement (or at least thirty (30) days prior to the expiration of any extension hereof), the Term of the Agreement shall, if it has not previously terminated, be automatically extended by one (1) month from the date it would otherwise end (whether upon expiration of the original Term or any extension(s) thereof). The term of this Agreement as from time to time extended or renewed is hereafter referred to as the “Term of this Agreement” or the “Interim Term.”
(b)    During the Interim Term, the Employee’s employment service is “at will” and may be terminated by the Employee or the Company at any time, with or without cause, with 30 days’ advanced written notice by either party to the other. The Company expects that the Employee will remain on the Board as a non-employee director following the end of the Interim Term.

3.	Compensation and Benefits.
(a)    As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, an annualized salary of $6,000,000 (the “Salary”), payable pro rata in bi-weekly installments in accordance with the Company’s regular payroll practices.
(b)    Equity.
(i)    While the Employee serves as both Interim CEO and a director of the Board, the Employee shall not earn any non-employee director cash retainers, equity grants, or other compensation under the Company’s Director Compensation Program for his services as Director; however, the Employee will be entitled to receive the same type of annual equity award with respect to the same number of shares of the Company’s common stock as the Employee would have been entitled to receive had he continued to serve as one of the Company’s non-employee directors (the “New Equity Award”), such award for 2017 to be granted to the Employee at the same time as 2017 annual awards are made to our non-employee directors, on or about May 2017 (the “Grant Date”).
(ii)    The Employee’s existing outstanding equity awards will continue to vest and/or become exercisable, or be settled in shares, as applicable, during and after the Interim Term in accordance with their original schedules, provided the Employee continues to provide services to the Company.
(iii)    Unless the Compensation Committee of the Board otherwise determines in its sole discretion, and to the extent consistent with applicable law, (A) the Employee will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s Senior Officers (collectively, the “Senior Officer Plans”), including, without limitation, any severance plan, change in control plan, cash bonus plan, and (B) the Employee will not be eligible to participate in any Company compensation or employee benefit plan, program, or agreement or policy (collectively with the Senior Officer Plans, “Plans”), except as set forth in this Agreement or otherwise required by applicable regulations.
(c)    The Company shall pay or reimburse the Employee for all reasonable, customary and necessary business expenses actually incurred or paid by the Employee during the Term in the performance of services under this Agreement, subject to travel and other policies and such reasonable substantiation and documentation as may be required by the Company from time to time, subject to Section 12(g) of this Agreement. During the Term, the Company agrees to pay the Employee a housing allowance of $5,000 per month and to reimburse the Employee for reasonable commuting expenses, including but not limited to use of a rental car and airfare or other transportation costs from the Employee’s personal residences to New Haven, CT, consistent with the Company’s travel policies, subject to Section 12(g) of this Agreement.

4.	Confidentiality.
As part of the consideration for the compensation and benefits to be paid to the Employee hereunder, and as additional incentive for the Company to enter into this Agreement, the Employee agrees to execute prior to the Effective Date, and to abide by, the Proprietary Information and Inventions Agreement previously entered into with the Company, the terms of which shall survive the termination of this Agreement.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.
During the Term, the Employee shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion, or (2) participate in the formation of any business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained in this Section 5 shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit the Employee’s Permitted Activities pursuant to Section 1(b).

6.	Cooperation.
At any time following the termination of his employment for any reason, Employee will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which Employee was involved in any way while employed by the Company. Employee further agrees to assist and cooperate with the Company in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by the Company. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to the Company, including through in-person interview(s) with the Company’s internal

Legal Department or outside counsel for the Company. Employee shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

7.	Indemnification.
The Company shall indemnify the Employee to the fullest extent permitted by applicable law and its then-current articles of incorporation and by-laws. The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company. The Company shall provide, at its expense, Directors and Officers insurance for the Employee in amounts reasonably satisfactory to the Employee, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board.

8.	Representations by Employee.
The Employee represents and warrants that he has full right, power and authority to execute the terms of this Agreement; this Agreement has been duly executed by the Employee and such execution and the performance of this Agreement by the Employee does not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Employee is a party or by which he is bound.

9.	Arbitration.
Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or arising out of Employee’s employment and the termination of such employment, shall be settled by arbitration in Connecticut, in accordance with the employment dispute rules then existing of the American Arbitration Association, before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature. Judgment on the award may be entered in any court having jurisdiction. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. As a material part of this agreement to arbitrate claims, the Employee and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. The award of the arbitrator shall be final and binding. The costs of the American Arbitration Association and the arbitrator will be borne equally by the Company and the Employee. Nothing contained herein, however, shall limit the right of the Company or any of its Affiliates to seek equitable or other relief from any court of competent jurisdiction for violation of any provision of Sections 4 and 5 above.

10.	Recoupment.
The Employee hereby acknowledges and agrees that the equity award described in Section 3(b) and all other payments of incentive-based compensation payable to the Employee by the Company or its Affiliates (whether under this Agreement or otherwise) shall be subject to any applicable clawback or recoupment policy of the Company, as such policy may be amended and in effect from time to time, and shall be subject to recoupment as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

11.	Notices.
All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Alexion Pharmaceuticals, Inc.
100 College Street
New Haven, Connecticut 06510
Telephone: (203) 272-2596
Fax: (203) 271-8198
Attn: General Counsel

If to the Employee: to the Employee’s Address on file with the Company.

12.	General.
(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut by Connecticut residents.
(b)    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, except for the Proprietary Information and Inventions Agreement and the Indemnification Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(c)    This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d)    This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Employee, except to a successor of substantially all the Company’s business which expressly assumes the Company’s obligations hereunder in writing. In the event of a sale of all or substantially all of the assets of the Company, the Company shall use its best efforts to cause the purchaser to expressly assume this Agreement. The Employee may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Employee may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.
(e)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(f)    Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation, the obligations of the Employee under Section 5 hereof. Upon termination of the Employee’s employment hereunder by either the Employee or the Company as permitted hereby, all rights, duties and obligations of the Employee and the Company to each other pursuant to this Agreement shall cease, except for the provisions hereof that contemplate performance after termination, including without limitation the obligations of the Employee under Section 5 hereof.
(g)    This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ALEXION PHARMACEUTICALS, INC.

By: ___/s/ Clare Carmichael______________
Name: Clare A. Carmichael
Title: EVP & Chief Human Resources Officer

EMPLOYEE

__/s/ David Brennan_____________________
David Brennan